
School Specialty®

2018 Q2 Investor Update

August 7, 2018

2018 YTD Performance / Outlook – Executive Summary

- **The 1H of 2018 reported limited organic revenue growth; however, bookings in Q2 and early Q3 have been exceptionally strong and support an outlook for 3% + full year organic growth.**
  - *In 2018, we have seen a more significant shift in customers placing back-to-school orders later in the season.*
  - *We entered Q3 with an $11.3M increase in open orders; YTD bookings through early August (+3.4%) support an outlook at or above the high-end of the guidance range.*
  - *After a strong 2017, Curriculum (Core Science) is experiencing a soft year in 2018 before an expected strong ($10M+) revenue pick up in 2019 driven by specific opportunities in progress.*

- **We are experiencing pressure on gross margins due to certain large strategic agreements that repriced in 2017 and pricing adjustments made to ensure commodity supply items are competitively priced.**
  - *Pricing actions have enabled revenue growth and market share gains and pave the way for deeper customer relationships and the sale of higher margin offerings.*
  - *We executed a necessary pricing "reset" as a lack of competitiveness in certain supply sub-categories was causing not only gradual sales erosion, but also serving as a barrier to growth.*
  - *Product margins in substantially all other product areas are consistent with or better than prior year.*

- **Transportation costs and fulfillment center wages are two areas of market driven cost pressures. In addition, the 1H of 2018 included SG&A associated with the Triumph Learning.**
  - *We expect to offset pressure in these areas through aggressive management of personnel and marketing costs.*
  - *Combined with process excellence initiatives, we believe these efforts will result in SG&A (excluding D&A) being essentially flat YOY while supporting strong revenue growth.*

- **Despite the year-over-year Adjusted EBITDA decline reported through the 1H of 2018, we remain confident we can deliver Adjusted EBITDA consistent with the low end of our guidance, or 4% growth over PY.**
  - We expect that strong 2H revenue growth (~7%), cost savings and SG&A leverage will drive a material uplift in Adjusted EBITDA in the 2H of 2018 as compared to prior year.
  - Based on 2H outlook, we expect to deliver a third consecutive year of $20M+ of leveraged free cash flow.

Update on 2018 Key Business Objectives

School Specialty

Achieve Organic Revenue Growth

- 21st Century Safe School Value Proposition; implementing refinements of Team-Sell model
- Leverage momentum in the Furniture, I&I and Science categories; improve AV Tech assortment; optimize pricing; strengthen digital marketing and social media presence; capitalize on favorable YOY industry dynamics.
- Build on strengthening relationships at the Superintendent and School Board level.
- *Strong momentum in many areas; on track to achieve strong organic revenue growth.*

Complete Key Platform Investments

- New IBM ecommerce site, phone system, product information management system, Salesforce.com, furniture design & quoting platform, and transportation management system (TMS)
- Leverage technology enhancements into the sales, marketing and merchandising channels
- *Substantial progress across all projects*

Process Excellence

- Complete / sustain key projects to achieve cost savings; improve the efficiency and effectiveness of core business processes; and improve the customer experience
- Key projects: F&E Value Stream Optimization; Order Processing; Fulfillment Center operating metrics, including Amazon fulfillment, returns, dock-to-stock, FIFO adherence, etc.
- *PE project pipeline is strong; enabling overall SG&A improvements to offset wages and transportation cost pressures.*

Complete the TL Integration

- *Integration complete; higher than anticipated turnover in the sales team and weak new product roadmap will impact 2018 sales. Recent trends showing improvement and strong product development roadmap emerging.*

Increase Investor Awareness & Improve Liquidity

- Following YE results, aggressive program launched to increase liquidity in our shares
- Focus on attracting new investors, generating coverage, preparing for Up-list
- *Substantial progress in 1H; NASDAQ application in process.*

Q2 2018 – Key Updates

Revenue Momentum Building Heading into Peak Season

Q2 revenue up $9.1M, or 5.7% / YTD revenue up $11.3M, or 4.4%

- First half revenue growth primarily driven by the inclusion of Triumph Learning ("TL"). However, overall bookings momentum strengthened significantly in Q2 and continued through July.
- Strong orders drove an $11.3M, or 14.4% increase in our open order position at the end of Q2.
- In Q2, overall booked sales were up 5.3% YOY (excluding TL). Supplies and Furniture, our two largest product categories at 80%+ of sales, were up 12.0% and 16.5%, respectively in Q2.
- Through August 2nd, Q3 Supplies and Furniture bookings have remained strong; up 7.8% and 21.4%, respectively, driving overall Distribution segment bookings up 5.6% YOY (excluding TL).
- Instruction & Intervention bookings are behind plan YTD; however, mix has been favorable as our high margin, proprietary products such as Wordly Wise and Spire are performing well. With stabilization of the I&I sales team post acquisition, we expect momentum to improve in Q3 and beyond.
- AV Tech and Agenda bookings are modestly behind plan YTD; these categories are anticipated to create at $2.0M-$3.0M drag on our original 2018 revenue outlook.
- Science Curriculum is performing below expectations; the limited amount of adoption activity in 2018 and fewer large opportunities in open territory states are contributing to the YOY revenue decline. Competitive positioning remains strong and the pipeline of opportunities for 2019 is building. Our early outlook for 2019 is that Science Curriculum will rebound with YOY growth in excess of $10M, with the potential for upside.

2018 growth objectives remain intact as books support an exceptionally strong 2H and overall sales at or above the high-end of the range.

Q2 2018 – Key Updates

Bookings Momentum has been balanced across customer base strengthening our overall market position

Balanced strength across both large and small-to-medium sized districts

- Larger districts (Tiers 1-4 or the Top 500 Districts in the U.S) are down 4.2% YTD from an overall bookings perspective (-1%), but this is entirely driven by shifts in furniture project activity; ***excluding furniture projects Tiers 1-4 are up 2.7%.***

- The small-to-medium sized districts (Tiers 5-8), an area of weakness in 2017, are up ***YTD from a bookings perspective by 8.3% with*** furniture projects being a key driver. However, excluding furniture projects, this segment of customers is still up 2.2%. We continue to see furniture projects as a key gateway to expanding relationships within districts and penetrating other categories.

Balanced strength across the U.S.

- ***10 of 12 sales regions are showing positive YOY transactional booking trends*** (excluding Furniture projects, Science Curriculum and TL).

(1) Based on 2018 YTD booked sales; Public School district related sales excluding Science Curriculum unless otherwise noted.

Q2 2018 – Key Updates

Operations and Other Key Areas of Focus

Key growth initiatives showing progress

- Bookings with Channel Partners (etailers) and through other funding organizations such as Adopt-A-Classroom and Donors Choose are showing strong growth YTD; overall, bookings for this growing distribution channel are up $5.9M, or 35.1%.
- Our relationship with Amazon, our largest Channel Partner, continues to expand. YTD bookings with Amazon are up $4.6M, or 54.1% YTD. We have recently expanded our offering with Amazon and expect strong continued growth.
- Our unique Safety & Security product offering is beginning to build momentum and has the potential to enhance our overall trajectory. YTD bookings of $2.4M are up 87% and the pipeline of opportunities is building. In the first 5 weeks of Q3, booked sales are nearly $1.0M.
  - *More than $3.0B of federal & state funding specifically directed to School Safety & Security has been announced in 2018 and additional funding is on the horizon. This bodes well for the balance of 2018 and subsequent years.*
- Sales of key SSI brands within the Supplies category, such as School Smart, Sax, Sportime, Abilitations, and Frey, among others, are showing growth.

Strategic pricing actions driving customer penetration

- The "Embedded Market Basket" concept of the new pricing strategy is beginning to resonate with customers. This subset of 300+ sharply priced items within the *Basic Supplies, Jan/San, Office Supplies, Paper and Writing Instruments* sub-categories have seen collective quantity increases of approximately 7% YTD.
- In addition, we made prices more competitive on approximately 3,200 items in the Supplies category; these items are similarly seeing overall volume increases of approximately 7%, collectively.
  - More competitive pricing in these areas is intended to: deepen / expand customer relationships; stimulate non-contract business and account acquisition; and enable penetration of proprietary or higher margin offerings.
  - As expected, this is putting some near term pressure on gross margin; however, we expect the impact will stabilize over the next several quarters.

Q2 2018 – Key Updates

Momentum Building with Key Areas of Success Heading into Peak Season

Operations performing effectively & cost structure improvements continue

- TL Integration was completed at end of Q1. Product fulfillment has been relocated to Nashua facility; system conversion is complete; the NY office has been relocated and the sales team has been integrated.
- Key fulfillment center operating metrics such as *Order Cycle Time, On-Time Order %, Fill Rates, and Complete Order Rates are slightly unfavorable to expectations due to a tight labor market.*
- Direct Labor costs in the fulfillment centers are in line with expectations to plan and within 7 bps of PY, despite anticipated wage rate increases associated with a tightening labor market.
- Overall, SG&A (normalized for ASC 606 impact) is running approximately 3% favorable to plan; variable SG&A is slightly unfavorable to plan due to transportation rates; fixed SG&A is about 4% favorable to plan.
- Transportation is a key area of cost pressure for the 2H of 2018; however, we expect aggressive management of overall SG&A, especially staffing levels, will offset the risk in transportation and drive full year favorability to our original guidance.

Progress towards shareholder liquidity initiatives

- The Company has submitted up-listing application to Nasdaq and received requests for additional information on 8/2.
- The information request is relatively straightforward.
- Key items are confirming the appropriate composition of board committees and ensuring the shareholder count meets stated requirements.
- Management has additional conference presentations scheduled and will continue efforts to build investor awareness.

Management remains focused on increasing shareholder value and improving the liquidity of our stock.



Financial Update

2018 Q2 Financial Performance Summary

2018 1st Half Income Statement Summary			
($'s in millions)	FY18 Actual	FY17 Actual	Variance
Revenue	$268.6	$257.3	$11.3
Gross Profit	$94.9	$95.0	($0.1)
Gross Margin %	35.3%	36.9%	-160 bps
Selling, General and Administrative Expenses(1)	$110.9	$99.2	$11.7
Operating Income	($16.6)	($4.4)	($12.2)
Adjusted EBITDA	($0.5)	$7.6	($8.1)

2018 1st Half Revenue Breakdown			
($'s in millions)	FY18 Actual	FY17 Actual	Variance
Supplies	$133.7	$135.0	($1.3)
Furniture	$76.3	$65.4	$10.9
Instruction & Intervention	$26.9	$16.4	$10.5
AV Tech	$8.4	$9.3	($0.9)
Agendas	$4.8	$6.7	($1.9)
Science	$18.2	$24.0	($5.8)

2018 2nd Quarter Income Statement Summary			
($'s in millions)	FY18 Actual	FY17 Actual	Variance
Revenue	$169.3	$160.2	$9.1
Gross Profit	$58.7	$60.5	($1.8)
Gross Margin %	34.7%	37.8%	-310 bps
Selling, General and Administrative Expenses(1)	$53.8	$51.7	$2.1
Operating Income (Loss)	$4.8	$8.7	($3.9)
Adjusted EBITDA (Loss)	$11.5	$14.6	($3.1)

2018 2nd Quarter Revenue Breakdown			
($'s in millions)	FY18 Actual	FY17 Actual	Variance
Supplies	$80.3	$76.8	$3.5
Furniture	$52.4	$42.8	$9.6
Instruction & Intervention	$14.3	$10.2	$4.1
AV Tech	$4.1	$4.5	($0.4)
Agendas	$4.6	$6.5	($1.9)
Science	$13.5	$18.8	($5.3)

(1) SG&A includes restructuring related costs of $1.7M and $1.9M in the first six months of 2018 and 2017, respectively. Q2 restructuring related costs in SG&A are $1.4M and $1.0M, respectively for 2018 and 2017. .

Fiscal Year 2018 – Revenue / Order Summary

School Specialty

2018 1st Half Revenue by Product Category	FY18 Actual	FY17 Actual	Variance
Supplies	$133.7	$135.0	-1.0%
Furniture	$76.3	$65.4	16.7%
Instruction & Intervention	$26.9	$16.4	63.8%
AV Tech	$8.4	$9.3	-9.9%
Agendas	$4.8	$6.7	-28.4%
Science	$18.2	$24.0	-24.3%

Booked Orders through July, 2018	FY18 Actual	FY17 Actual	Variance
Supplies	$206.0	$193.6	6.4%
Furniture	$153.4	$133.1	15.3%
Instruction & Intervention	$37.6	$23.8	57.8%
AV Tech	$9.8	$10.6	-7.5%
Agendas	$25.6	$30.4	-15.8%
Science	$23.4	$30.4	-23.0%

Revenue of $268.6 million in 1H 2018 vs. $257.3 million in 1H 2017, up $11.3 million or 4.4%.

- Distribution segment revenues grew by $17.1 million or 7.3% YOY in 1H 2018.
  - The Company's Instruction & Intervention ("I&I") category's revenues increased by $10.5 million or 63.3%, which included $11.1 million in revenues associated with the Triumph Learning acquisition.
  - 1H reported revenue was negatively impacted by the peak season order book building later in the season; we entered Q3 with $11.8 million of incremental open orders, up 15.4% YOY.
  - Distribution orders, excluding Agendas, strengthened in Q2 and were up 5.9% YOY at the end of Q2 (excluding TL for comparability purposes.
  - Orders have continued to improve in early Q3. QTD orders, excluding Agendas (and TL), are up 10.7% YOY; bringing the YTD order rate to up 7.1% YOY.
  - Based on the opportunity pipeline, Agendas are on track to finish the year down approximately 10% YOY.
- Curriculum segment revenues decreased by $5.8 million, or 24.3%, in the 1H of 2018 due to limited state science adoption-related opportunities, few large opportunities in open territory states and the strong close to 2017 (Q4 17 revenue up 77.9%).
  - Despite the expected decline in 2018, the pipeline of adoption and open territory opportunities is building and we expect strong growth in 2019; the FOSS product remains well-positioned to help us capitalize on these opportunities.
- Based on current order trends, we expect full year revenue to be at or slightly above the high end of our guidance range.

Fiscal Year 2018 First Half Financial Review – Gross Margin

School Specialty

Gross profit of $94.9 million in first half of 2018 was down $0.1 million as compared to the first half of 2017; YTD gross margin of 35.3% for 2018 was down 160 bps YOY. Excluding product development amortization, YTD gross margin was down YOY by 150 bps.

Distribution segment gross margin decreased by 150 bps in the first six months of fiscal 2018 as compared to the first six months of fiscal 2017; excluding product development amortization, YTD Distribution segment gross margin was down 120 bps.

- YOY product rate variances had a 170 bps negative impact on GM which was partially offset by a shift in the product mix which improved margins by 60 bps. The positive mix shift was primarily related to the inclusion of Triumph Learning revenues in the current year.
- Product level gross margin was down in 2018 due primarily to the impact of more aggressive pricing on large, strategic agreements entered in 2017 and the Company's strategic pricing actions.
  - More aggressive pricing in certain large strategic agreements, particularly the new 5-year NYC agreements contributed approximately $3 million, or 75%, of the gross margin decline. The pricing for these agreements became effective at various points in 2017. The YOY impact will be minimal during the second half of fiscal 2018.
  - Our pricing strategy for 2018 improved the competitiveness of our published prices on many commodity items while increasing prices on certain items, including proprietary items. While this strategy has contributed to the volume growth, driving increased pull-through of higher-margin products and increased penetration of our *School Smart* brand (substitute for national brand commodity products) will take longer to take hold.
- We expect the YOY gross margin decline to lessen somewhat in Q2.

Curriculum segment gross margin increased by 310 bps in the six-month period ended June 30, 2018.

- Decreased product development amortization contributed 90 bps of the YOY improvement in gross margin.
- The adoption of ASC 606, specifically related to training revenues, had a 120 bps positive impact of YTD Curriculum gross margin.
- Favorable YOY cost variances are contributing the balance (100 bps) of the YOY increased gross margin.
- We expect continued margin favorability in the second half of 2018.

Fiscal Year 2018 – First Half Financial Review

SG&A expense of $110.9 million in 1H FY18 vs. $99.2 million in 1H 2017, an increase of $11.7M.

- The adoption of ASC 606 resulted in the accelerated recognition of $2.5 million of catalog expenses in 1H 2018; this is timing-related as ASC 606 will not impact full year catalog expense. We expect FY catalog expense to decline in 2018.
- The Triumph Learning acquisition accounts for approximately $7.2 million of incremental SG&A costs in 1H 2018; approximately $1.7 million of the TL SG&A costs are non-recurring integration costs.
- Depreciation and amortization was $2.9 million higher YOY in 1H 2018.
- Remaining SG&A costs were down $0.9 million YOY.
- SG&A is trending to fall within the mid-point of FY 2018 guidance. However, this includes $3.2 million more D&A than originally planned.

Operating loss of $16.6 million YTD Q2 2018 vs. operating loss of $4.4 million YTD Q2 2017 / Net loss of $18.7 million YTD Q2 2018 vs. net loss of $16.6 million YTD Q2 2017.

- YTD Interest expense of $7.2 million through Q2 2018 was down $1.1 million from YTD Q2 2017; the Company's refinancing of its Term Loan and ABL facilities in Q2 2017 resulted in a lower effective interest in the current year exactly offsetting increased average borrowings associated with the 2017 acquisition of Triumph Learning.
- YTD non-cash interest of $1.7 million is down $1.0 million YOY.
- As compared to 1H 2017, the YTD net loss in 2018 benefited from no loss associated with the early extinguishment of debt ($4.3 million in 2017) and a $4.8 million greater income tax benefit.
- With the expected 2H revenue strength and current SG&A outlook, we expect operating income to be consistent with 2017 on a full-year basis.

Adjusted EBITDA loss of $0.5 million vs. Adjusted EBITDA income of $7.6 million.

- The adoption of ASC 606 has negatively impacted 1H 2018 EBITDA by $1.5 million; the impact is timing-related and full year impact is expected to be relatively neutral.
- Considering the timing shift of incoming orders and the SG&A outlook for the second half of 2018; Adjusted EBITDA is expected to increase approximately 4% in 2018, or approximate the low end of guidance range.

Free Cash Flow ("FCF") of -$74.4 million through Q2 2018; down $19.0 million compared to 1H 2017.

- The increased negative FCF was driven primarily by lower YTD Adjusted EBITDA and a $10.4 million greater increase in working capital YTD 2018 vs. YTD 2017.
- The outlook for Adjusted EBITDA, Capex/Product Development and Working Capital for the balance of 2018 support attainment of full year FCF in the range of $20.0 - $22.0 million, which is generally consistent with 2017.

Working Capital Analytics / Other Cash Flow Drivers

($'s in millions)	Q2 2018 Actual	Q2 2017 Actual	Q2 2016 Actual	Q2 2015 Actual (1)
Accounts Receivable	$90.5	$87.5	$78.7	$75.5
Inventories	$131.8	$124.9	$128.7	$131.0
Deferred Catalog Costs	$0.0	$6.8	$6.5	$4.5
Prepaid Expense and Other Current Assets	$23.3	$12.5	$18.6	$15.5
Accounts Payable	$61.9	$59.1	$62.0	$47.3
Other Current Liabilities	$28.2	$24.5	$25.0	$23.1
Net Working Capital	**$155.5**	**$148.0**	**$145.4**	**$156.1**
NWC (% of TTM Revenue)	**23.2%**	**22.0%**	**22.6%**	**25.1%**
Days Sales Outstanding (DSO)	48.6 Days	49.7 Days	49.1 Days	48.7 Days
Days Inventory on Hand (DIOH)	108.5 Days	114.0 Days	129.7 Days	136.7 Days
Days Payable Outstanding (DPO)	51.0 Days	54.0 Days	62.5 Days	49.3 Days
CAPEX	**$2.6**	**$4.9**	**$5.8**	**$1.7**
Product Development	**$1.4**	**$0.5**	**$0.6**	**$1.6**
Cash Interest	**$2.8**	**$2.5**	**$3.5**	**$3.9**

- Accounts Receivable up by $3.0M due to higher revenues; DSOs improved by 1.1 days.
- Inventory increase of $6.9M includes approximately $2.3M of TL product inventory. Remaining increase is primarily related to the incremental open order position (+$11.3M) entering Q3.
- ASC 606 resulted in lower working capital balances in Q2 2018 of $4.8M (further discussed on separate page).
- Capex of $2.6M consistent with plan; on track for full year investment of approximately $14.1 million.
- Product development investment in line with plan; spending increase due to expanded I&I product portfolio and investment to support 2019 science adoption opportunities and FOSS middle school expansion.

(1) Represents the three fiscal months ended June 27, 2015

Capitalization Summary

School Specialty

($'s in millions)	Q2 2018 Actual	Q2 2017 Actual	Q2 2016 Actual	Q2 2015 Actual (2)
Cash and Cash Equivalents	$8.64	$6.90	$8.57	$9.16
ABL Facility, maturing in 2022	$61.50	$44.13	$46.40	$61.00
Term Loan, maturing in 2022	$112.50	$109.31	$130.28	$142.46
Total 1st Lien Debt	**$174.00**	**$153.45**	**$176.68**	**$203.46**
Deferred Cash Payment Obligations (PIK Notes)	$23.91	$21.82	$19.35	$17.90
Total Debt	**$197.91**	**$175.26**	**$196.02**	**$221.36**
Net Debt (Total Debt – Cash and Cash Equiv.)	*$189.27*	*$168.36*	*$187.45*	*$212.21*
Equity Market Capitalization	$136.90	$118.00	$100.00	$99.50
Enterprise Value ("EV")	**$326.17**	**$286.36**	**$287.45**	**$311.71**
LTM Adjusted EBITDA (1)	**$46.55**	**$54.84**	**$47.30**	**$43.44**
EV / LTM Adj. EBITDA	7.0x	5.2x	6.1x	7.2x
GAAP Total Debt Reconciliation:				
Total Debt from above	$197.91	$175.26	$196.02	$221.36
Term Loan Original Issue Discount	---	($0.00)	($1.62)	($2.09)
Unamortized Term Loan Debt Issue Costs	($2.87)	($3.53)	($4.05)	($5.18)
GAAP Total Debt	**$195.04**	**$171.73**	**$190.35**	**$214.10**

Total Net Debt Increase Driven by:

a) $19.6M related to TL acquisition
b) $2.1M additional PIK note interest

ABL and Term Loan Facilities:

a) Outstanding balance on ABL $61.5M at 6/30/18
b) Gross excess availability of $68.2M (borrowing base availability + cash) compared to a minimum excess availability requirement of $12.5M, indicating an availability cushion of ~$55.7M
c) Term Loan balance at Q2 reflects $110.0M original balance + $14.0M delayed draw for TL acquisition reduced by $11.5M of principal repayments.

Q2 Financial Covenants:

a) Net total leverage ratio of ~3.2X vs. a covenant of 4.0X
b) Fixed cost coverage ratio of ~1.8X vs. a covenant of 1.4X
c) Sufficient covenant "cushion"

- Strong Balance Sheet and Financial Flexibility Through Debt Refinancing.
- ***10.8% reduction in reported net debt over past three years***, despite funding an acquisition in 2017 entirely with debt.
- Anticipate further deleveraging based on free cash flow outlook.

(1) For comparability purposes, Adjusted EBITDA is prior to the impact of the adoption of ASC 606. LTM Q2 2018 Adjusted EBITDA after impact of ASC 606 is $48.2 million.
(2) Balance sheet items reference June 27, 2015; LTM items reference the 12 fiscal periods ending June 27, 2015.

Direct Cash Flow Calculations

	6 Months Ended			
(amounts in thousands)	June 30, 2018		July 1, 2017	
Adjusted EBITDA	$	(477)	$	7,568
Capex		(5,978)		(8,167)
Prod Dev		(2,650)		(1,050)
Proceeds from sales		100		-
Unrealized FX (gain) loss		69		(30)
Other		(2,920)		(2,213)
Change in WC		(55,860)		(45,742)
Unleveraged free CF	$	(67,717)	$	(49,634)
Cash Interest		(5,483)		(5,529)
Cash Taxes		(1,245)		(292)
Leveraged free CF	$	(74,445)	$	(55,455)
GAAP CF				
Operating		(65,917)		(46,238)
Investing		(8,528)		(9,217)
	$	(74,445)	$	(55,455)

Impact of the Adoption of ASC 606

Summary Income Statement Impact:

($'s in millions)	YTD Q2 2018 Prior to Adoption of ASC 606	ASC 606 Adjustments	YTD Q2 2018 as Reported
Revenues	$263.1	$5.4	$268.6
Cost of revenues	$169.6	$4.1	$173.7
Gross profit	$93.6	$1.3	$94.9
SG&A	$108.2	$2.7	$110.9
Operating Profit	$(15.1)	$(1.5)	$(16.6)
Adjusted EBITDA	$1.1	$(1.5)	$(0.4)

Summary Balance Sheet Impact:

($'s in millions)	Q2 2018 Prior to Adoption of ASC 606	ASC 606 Adjust ments	Q2 2018 as Reported
Assets:			
Accounts Receivable	$90.7	$(0.2)	$90.5
Inventories, net	$137.4	$(5.6)	$131.8
Deferred catalog costs	$6.0	$(6.0)	$ -
Prepaid & other current assets	$12.9	$8.2	$21.1
Deferred tax	$7.9	$0.4	$8.3
Liabilities:			
Contract liabilities (formerly deferred revenue)	$3.6	$2.1	$5.8
Other accrued liabilities	$12.8	$(0.6)	$12.3

- Adoption of ASC 606 impacts the timing of revenue recognition and the timing of catalog expense. **Adoption of ASC 606 is not expected to have a material impact on the Company's 2018 full year revenue, SG&A, EBITDA, or cash flow. As such, the Company is not modifying its guidance as a result of adopting ASC 606.**
- The most significant impact on year-over-year comparability is in catalog expense and deferred catalog costs. While ASC 606 will not impact the Company's annual catalog expense, the new standard does:
  - Impact the YOY quarterly comparative to catalog costs. Q1 and Q4 catalog expense in 2018 will increase over PY, while Q2 and Q3 catalog expense in 2018 will show offsetting decreases vs. PY comparable quarters.
  - Result in certain balance sheet reclassifications as described in Footnote 4 of the Company's 10Q filed on 8/7/18.

2018 Outlook: Significant Top- and Bottom-Line Improvements

School Specialty

2017 Actual vs. 2018 Outlook
Updated As of 8/7/2018

($'s in millions)	FY17 Actual	Original FY18 Outlook	Original Comment	Revised Comment
Revenue	$658.4	$680 - $695	3.3% - 5.6% YOY Growth	At or above high end of original range
Gross Profit	$243.2	$252 - $261	~$9M - $18M YOY improvement	Slightly below the low end of original range
Gross Margin %	*36.9%*	*37.0% - 37.6%*	Up to a 70 bps improvement	Approximately 100 bps YOY decline
Variable SG&A %	7.9%	~7.7%	Productivity improvements offset transportation / wage inflation.	While transportation rates pressures have increased, on track to deliver variable SG&A
SG&A Expenses *SG&A (as a % of revenue)*	$218.0 33.1%	$223 - $227 ~32.7%	Increase on $ basis; modest improvement as % of revenue	2H 2018 actions identified; SG&A near the mid-point of range, inclusive of $4.1M incremental D&A
EBIT *Operating Margin*	$24.9 3.8%	~$32 ~4.7%	YOY EBIT improvement of ~$7M; a 28% improvement	EBIT improvement of ~$4M - $5M
Adjusted EBITDA *Margin %*	$53.1 8.1%	$55 - $60 ~8.4%	YOY EBITDA improvement anticipated to be $2M – $7M; 8.3% increase in Adj. EBITDA at the mid-point of range	EBITDA anticipated to be at the low end of the original range; ~4% increase

- Strong order trends are expected to result in YOY organic growth of over 4.5%; full year impact of TL improves top-line by over 2%.
- Decline in Curriculum (Core Science); limited adoptions and timing offset to stronger than expected 2017.
- Mix and more competitively priced commodities expected to drive 100 bps decline in GM; strategic pricing initiatives driving growth & enabling penetration.
- SG&A increase directly related to TL acquisition and $4.1M of incremental D&A; impact is expected to be more than offset by cost reductions in other areas.
  - Variable SG&A impacted by productivity improvements and TL acquisition synergies; partially offset by increased freight costs and wage rates.
  - Plans identified to further reduce SG&A and drive spending lower than anticipated.
- Net income to increase based on the combination of growth in EBIT and a $5M - $6M reduction in interest expense.
- CAPEX and Product Development investments expected to be $14.1M and $7.0M, respectively. PD increase related to increased investment in supplemental curriculum products and preparation for Science adoption market in 2019.
- Original Leveraged FCF target of approximately $23.8M for 2018; current estimate is $20M-$22M.



Appendix

Consolidated Statement of Operations

	For the Three Months Ended		For the Six Months Ended	
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Revenues	$ 169,272	$ 160,177	$ 268,559	$ 257,288
Cost of revenues	110,528	99,682	173,694	162,269
Gross profit	58,744	60,495	94,865	95,019
Selling, general and administrative expenses	53,808	51,721	110,946	99,189
Facility exit costs and restructuring	171	44	482	217
Operating income (loss)	4,765	8,730	(16,563)	(4,387)
Other expense:				
Interest expense	3,688	4,197	7,194	8,247
Loss on early extinguishment of debt	-	4,298	-	4,298
Income (loss) before benefit from income taxes	1,077	235	(23,757)	(16,932)
Provision for (benefit from) income taxes	1,059	99	(5,097)	(292)
Net loss	$ 18	$ 136	$ (18,660)	$ (16,640)
Weighted average shares outstanding:				
Basic	7,000	7,000	7,000	7,000
Diluted	7,129	7,077	7,000	7,000
Net Loss per Share:				
Basic	$ 0.00	$ 0.02	$ (2.67)	$ (2.38)
Diluted	$ 0.00	$ 0.02	$ (2.67)	$ (2.38)

	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Adjusted Earnings before interest, taxes, depreciation, amortization, bankruptcy-related costs, restructuring and impairment charges (EBITDA) reconciliation:				
Net income (loss)	$ 18	$ 136	$ (18,660)	$ (16,640)
Provision for (benefit from) income taxes	1,059	99	(5,097)	(292)
Purchase accounting deferred revenue adjustment	266	-	639	-
Restructuring costs	171	44	482	217
Restructuring-related costs incl in SG&A	390	997	1,688	1,891
Loss on early extinguishment of debt	-	4,298	-	4,298
Depreciation and amortization expense	3,935	3,147	9,393	6,473
Amortization of development costs	1,382	1,172	2,686	2,283
Net interest expense	3,688	4,197	7,194	8,247
Stock-based compensation	625	511	1,197	1,091
Adjusted EBITDA	$ 11,534	$ 14,601	$ (477)	$ 7,568

Condensed Consolidated Balance Sheet

School Specialty

SCHOOL SPECIALTY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands, Except Share and Per Share Amounts)

	June 30, 2018	July 1, 2017
ASSETS		
Current assets:		
Cash and cash equivalents	$ 8,640	$ 6,900
Accounts receivable, less allowance for doubtful accounts of $1,310 and $1,136, respectively	90,470	87,461
Inventories, net	131,761	124,906
Deferred catalog costs	-	6,762
Prepaid expenses and other current assets	21,154	11,145
Refundable income taxes	2,115	1,325
Total current assets	$ 254,140	$ 238,499
Property, plant and equipment, net	32,063	32,180
Goodwill	26,842	21,588
Intangible assets, net	35,184	33,247
Development costs and other	16,192	12,600
Investment in unconsolidated affiliate	-	-
Total assets	$ 372,768	$ 338,307

	June 30, 2018	July 1, 2017
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Current maturities - long-term debt	$ 64,600	$ 46,882
Accounts Payable	61,894	59,125
Accrued compensation	8,209	9,173
Contract liabilities	5,804	2,808
Accrued royalties	1,998	-
Other accrued liabilities	12,265	12,547
Total current liabilities	154,770	130,535
Long-term debt - less current maturities	130,437	124,849
Other liabilities	792	169
Total liabilities	285,999	255,553
Stockholders' equity:		
Common stock, $0.001 par value per share, 50,000,000 shares authorized; 7,000,000 shares outstanding	7	7
Capital in excess of par value	124,149	121,940
Accumulated other comprehensive loss	(1,832)	(1,600)
Retained earnings (accumulated deficit)	(35,555)	(37,593)
Total stockholders' equity	86,769	82,754
Total liabilities and stockholders' equity	$ 372,768	$ 338,307

Condensed Consolidated Statement of Cash Flows

School Specialty

	June 30, 2018	July 1, 2017
Cash flows from operating activities:		
Net income	$ (18,660)	$ (16,640)
Adjustments to reconcile net income to net cash used in operating activities:		
Depreciation and intangible asset amortization expense	9,393	6,473
Amortization of development costs	2,687	2,283
Amortization of debt fees and other	541	797
Loss on early extinguishment of debt	-	4,298
Unrealized foreign exchange (gain) loss	69	(30)
(Gain) loss on disposal of assets	(20)	
Share-based compensation expense	1,066	1,091
Deferred taxes	(5,355)	(7)
Non-cash interest expense	1,170	1,921
Changes in current assets and liabilities:		
Accounts receivable	(21,261)	(25,665)
Inventories	(56,071)	(51,254)
Deferred catalog costs	-	(1,526)
Prepaid expenses and other current assets	(6,850)	233
Accounts payable	35,118	37,141
Accrued liabilities	(7,744)	(5,353)
Net cash used in operating activities	(65,917)	(46,238)
Cash flows from investing activities:		
Additions to property, plant and equipment	(5,978)	(8,167)
Investment in product development costs	(2,650)	(1,050)
Proceeds from sale of assets	100	-
Net cash used in investing activities	(8,528)	(9,217)
Cash flows from financing activities:		
Proceeds from bank borrowings	117,228	220,485
Repayment of bank borrowings	(65,166)	(189,267)
Earnout payment for acquisition	(625)	-
Payment of debt fees and other	-	(4,009)
Net cash provided by financing activities	51,437	27,209
Effect of exchange rate changes on cash	(213)	49
Net increase/(decrease) in cash and cash equivalents	(23,221)	(28,197)
Cash and cash equivalents, beginning of period	31,861	35,097
Cash and cash equivalents, end of period	$ 8,640	$ 6,900

Fiscal 2018 Outlook: Reconciliation to Non-GAAP

The Company's Adjusted EBITDA and Leveraged Free Cash Flow outlook for FY18 are non-GAAP measures. Reconciliations of these non-GAAP measures to the nearest GAAP financial measures are presented in the following tables:

	Low End of Adjusted EBITDA Outlook	High End of Adjusted EBITDA Outlook
Operating income	$ 24.5	$ 29.4
Plus:		
Depreciation and amortization	24.2	24.2
Restructuring-related costs	3.6	3.6
Stock-based compensation expense	2.8	2.8
Adjusted EBITDA	$ 55.1	$ 60.0

	Low End of Leveraged Free Cash Flow Outlook	High End of Leveraged Free Cash Flow Outlook
Cash provided by operations	$ 41.1	$ 43.1
Cash used in investing	(21.1)	(21.1)
Leveraged free cash flow	$ 20.0	$ 22.0

Safe Harbor Statement

This presentation contains statements about School Specialty's future financial condition, results of operations, equity value, expectations, plans, or prospects, including the information regarding our Fiscal 2018 financial and performance and business objectives outlook, that constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "projects," "should," "targets" and/or similar expressions. These forward-looking statements are based on School Specialty's current estimates and assumptions as of the date of the information presented and as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Report on Form 10-K for the fiscal year ended December 30, 2017, which factors are incorporated herein by reference. Any forward-looking statement in this presentation speaks only as of the date in which it is made. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

School Specialty

Non-GAAP Financial Information

This presentation includes references to Adjusted EBITDA, Leveraged/Unleveraged Free Cash Flow, and Total Debt, each of which is a non-GAAP financial measure. Adjusted EBITDA represents net income (loss) adjusted for: provision for (benefit from) income taxes; restructuring costs; restructuring-related costs included in SG&A; purchase accounting deferred revenue adjustment; loss on early extinguishment of debt; depreciation and amortization expense; amortization of development costs; net interest expense; and stock-based compensation. Unleveraged Free Cash Flow represents Adjusted EBITDA adjusted for: capital expenditures; product development expenditures; unrealized foreign exchange gains and losses; other; and changes in working capital. Leveraged Free Cash Flow is Unleveraged Free Cash Flow adjusted for Cash Interest and Cash Taxes. Total Debt represents the cash repayment obligations associated with the Company's borrowings excluding unamortized term loan debt issuance costs and term loan original issue discount.

The Company considers Adjusted EBITDA a relevant supplemental measure of its financial performance and Leveraged and Unleveraged Free Cash Flow relevant supplemental measures of liquidity. The Company believes these non-GAAP financial results provide useful supplemental information for investors regarding trends and performance of our ongoing operations and are useful for year-over-year comparisons of such results. We also use these non-GAAP financial measures in making operational and financial decisions and in establishing operational goals. The Company assesses its operating performance using both GAAP operating income and non-GAAP Adjusted EBITDA in order to better isolate the impact of certain, material items that may not be comparable between periods. The Company believes that Leveraged/Unleveraged Free Cash Flow provides a meaningful measure of its ability to generate cash improvement liquidity. In addition, the Company believes it provides investors a useful basis for assessing the Company's ability to fund both its operating activities and reinvestments into the business, as well as service its debt, including debt repayments. The Company considers Total Debt a meaningful measure of the future cash obligations of the Company which is useful in assessing future liquidity needs.

In summary, we believe that providing these non-GAAP financial measures to investors, as a supplement to GAAP financial measures, helps investors to (i) evaluate our operating and financial performance and future prospects, (ii) compare financial results across accounting periods, (iii) better understand the long-term performance of our core business, and (iv) evaluate trends in our business, all consistent with how management evaluates such performance and trends.

Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies. Leveraged/Unleveraged Free Cash Flow does not represent, and should not be considered, an alternative to cash flow from operations. Total Debt should not be considered an alternative to Total Debt as determined under GAAP.

A reconciliation of: (i) Adjusted EBITDA to GAAP net income (loss) for the three and six-months ended June 30, 2018 and July 1, 2017 and projected Fiscal 2018 Adjusted EBITDA to projected Fiscal 2018 operating income; (ii) Leveraged/Unleveraged Free Cash Flow to Adjusted EBITDA for the three and six-months ended June 30, 2018 and July 1, 2017; and, (iii) Total Debt to GAAP Total Debt as of June 30, 2018, July 1, 2017, June 25, 2016 and June 27, 2015 is included in this 2018 Q2 Investor Update dated August 7, 2018.